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                                                                     EXHIBIT 2.8

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), is made and entered into
as of the        day of May, 1999, by and among AUSTIN PRODUCTS, INC. d/b/a
EPIC, a Texas corporation ("SELLER"), TAMOR CORPORATION, a Massachusetts corporation ("BUYER"), MINERVA PLASTICS, INC., a Texas corporation ("MINERVA") and ALPHA HOLDINGS, INC., a Texas corporation ("ALPHA").

                                    RECITALS

     A. Seller is engaged in the business ("SELLER'S BUSINESS") of manufacturing, developing and distributing plastic and other housewares for the retail trade;

     B. Buyer desires to purchase, and Seller desires to sell, certain of the assets and rights of Seller relating to Seller's Business, all on the terms and conditions as hereinafter set forth;

     C. Minerva owns 100% of the outstanding stock of Seller, and Alpha owns 100% of the outstanding stock of Minerva. In order to induce Buyer to enter into this transaction, Minerva and Alpha are willing to make certain representations and warranties to Buyer.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the respective meanings ascribed to them below.

     "AUTHORITY" shall mean any governmental or regulatory body, agency or authority.

     "BASE PRICE" shall have the meaning ascribed thereto in Section 4.1 hereof.

     "BUYER INDEMNIFIED PARTIES" shall have the meaning ascribed thereto in
Section 13.2 hereof.

     "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement in accordance with Section 11 hereof.

     "CLOSING DATE" shall mean the date on which the Closing occurs, as described in Section 11 hereof.

     "CONSENTS" shall mean notices to, consents or approvals of or filings with any third party or any Authority.

     "DAMAGES" shall have the meaning ascribed thereto in Section 13.2 hereof.

     "EFFECTIVE DATE" shall mean 11:59 p.m., on the date immediately preceding the Closing Date.

     "EXCLUDED ASSETS" shall mean all of the assets and properties of Seller other than the Purchased Assets, including, without limitation, all injection molding equipment.

     "FUTURE PRODUCTS" shall mean the potential consumer plastic products under consideration on the date hereof for inclusion in Seller's Business.

     "INTANGIBLE RIGHTS" shall have the meaning ascribed thereto in Section 2. l(iii) hereof.

     "INTERIM PERIOD" shall mean the period of time beginning May 3, 1999 and ending on the Closing Date.

     "INVENTORY" shall mean Seller's inventory of Products, including (i) finished goods, (ii) work in process used or held for use in connection with Seller's Business, (iii) raw materials used or held for
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use in connection with Seller's Business, and (iv) packaging and labels used or held for use exclusively in connection with the Seller's Business; in the case of each of clauses (i) through (iv) above, as such inventory exists on the Effective Date.

     "LIENS" shall have the meaning ascribed thereto in Section 6.3 hereof.

     "MANUFACTURING AGREEMENT" shall have the meaning ascribed thereto in
Section 12.3 hereof.

     "NON-COMPETITION PERIOD" shall have the meaning ascribed thereto in Section
12.2 hereof.

     "OPEN ORDERS" shall have the meaning ascribed thereto in Section 2. l(v)hereof.

     "PENDING TOOLING" shall have the meaning ascribed thereto in Section 2.3 hereof.

     "PERSON" shall mean any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "PRODUCTS" shall mean the consumer plastic products included in Seller's Business including Future Products.

     "PURCHASED ASSETS" shall have the meaning ascribed thereto in Section
2.1 hereof.

     "PURCHASE PRICE" shall have the meaning ascribed thereto in Section
4.1 hereof.

     "SALES THRESHOLD" shall have the meaning ascribed thereto in Section
4.2 hereof

     "SELLER'S BUSINESS" shall have the meaning ascribed thereto in the Recitals hereof.

     "SELLER INDEMNIFIED PARTIES" shall have the meaning ascribed thereto in
Section 13.3 hereof.

     "SURVIVAL PERIOD" shall have the meaning ascribed thereto in Section
13.5 hereof.

     "TOOLING" shall have the meaning ascribed thereto in Section 2.
l(vi)hereof.

2. SALE OF ASSETS.

     2.1. Purchase and Sale of Assets. On the Closing Date, as hereinafter specified, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets (hereinafter collectively referred to as the "Purchased Assets"):

          (i) All of Seller's rights, title and interest on and after the Effective Date in and to its supplier list and its customer list;

          (ii) The Inventory;

          (iii) All patents, trademarks, service marks, logos, trademark and service mark registrations, applications for any of the foregoing, trade or business names and copyrights owned by, registered to, licensed to, licensed by or used by Seller on the date hereof or on the Effective Date, all to the extent used in the manufacture or sale and distribution of the Products, as listed on Schedule 2.1(iii) attached hereto. and all goodwill specifically associated with Seller's Business (collectively, the "INTANGIBLE RIGHTS");

          (iv) All formulas, including raw material mixing formulas, processes, technical information, tool-kits, plans, drawings and know-how, procedure manuals, maintenance manuals, schematics, blueprints, Future Product plans, sales literature, pamphlets and brochures, all to the extent used by Seller in the manufacture, distribution and sale of the Products;

          (v) open purchase orders with respect to Inventory that has not been shipped as of the Effective Date and which are described on Schedule 2.1(v) (the "OPEN ORDERS");

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          (vi) All tooling used in connection with Seller's Business including, without limitation, the tooling identified on Schedule 2.1 (vi) attached hereto (the "TOOLING");

          (vii) All auxiliary equipment for secondary operations and other equipment specified on Schedule 2.1(vii) attached hereto;

          (vii) Seller's booth and right to a space at the International Hardware Show in Chicago, Illinois;

          (viii) All rights of Seller on and after the Effective Date under or pursuant to all warranties and guaranties, if any, made to or for the benefit of Seller by suppliers, service providers or contractors in respect of the other Purchased Assets; and

          (ix) Copies of such of Seller's books, records and files relating directly to Seller's Business as Buyer shall require.

     2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include, and Buyer shall not purchase or otherwise acquire pursuant to this Agreement, any right, title or interest in, any of the Excluded Assets.

     2.3. Pending Tooling. Seller presently has tools under construction (the "PENDING TOOLING") as follows:

TOOLMAKER                            PRODUCT
-----------------------------------  -----------------------------------
Mueller                              Clear Plastic Storage Boxes
TSA                                  Totes
LG International                     Totes

     On or prior to the Closing Date, Buyer shall notify Seller as to whether or not it desires to acquire the tools being constructed by Mueller or TSA. If Buyer fails to notify Seller of its desire to acquire such Tooling within such time, then such Tooling shall be an Excluded Asset and Seller shall be free to sell or otherwise dispose of such Pending Tooling; provided, however, that Seller shall not have the right to utilize such Pending Tooling in violation of the restrictive covenants contained in this Agreement. On or before May 15, 1999, Buyer shall notify Seller whether or not it desires to acquire the Pending Tooling being constructed by LG International. If Buyer fails to notify Seller of its desire to acquire such Pending Tooling by such date, then such Pending Tooling shall be an Excluded Asset and Seller shall be free to sell such Pending Tooling; provided, however, that Seller shall not have the right to utilize such Pending Tooling in violation of the restrictive covenants contained in this Agreement.

3. ASSUMPTION OF CONTRACTS AND LIABILITIES.

     3.1. Open Orders. On the Closing Date, Buyer shall assume and agree to perform Seller's obligations with respect to the Open Orders.

     3.2. Obligations with Respect to Pending Tooling. If Seller elects to acquire any of the Pending Tooling described in Section 2.3, then Buyer shall assume Seller's obligation to the tool manufacturer in connection with the manufacturer of such Pending Tooling.

     3.3. Other Obligations. Except as set forth in Section 3.3 hereof, Buyer does not agree to assume, pay or perform, and Buyer shall not be responsible for, any contract or other obligations or liabilities of Seller, direct or indirect, known or unknown, absolute or contingent.

4. PURCHASE PRICE.

     4.1. Purchase Price. Subject to the satisfaction of the terms and conditions of this Agreement, in payment for the Purchased Assets and in consideration of Seller's covenants and agreement hereunder, Buyer hereby agrees to pay to Seller, and Seller agrees to accept, the aggregate sum of: (i) Four

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Million Seven Hundred Thousand Dollars ($4,700,000), less any reduction required pursuant to Section 5.1.1 below, and plus or minus the "Inventory Adjustment" described in Section 4.4 below (the "BASE PRICE"), payable at Closing by wire transfer of good funds to Seller's order; and (ii) the additional consideration described in Sections 4.2 and 4.3 hereof payable at the times and in the manner hereinafter set forth (collectively, the "PURCHASE PRICE").

     4.2. Additional Consideration Based Upon No Adjustments. Buyer shall pay to Seller additional consideration equal to Five Hundred Thousand Dollars ($500,000), less the total amount of the "Adjustments" (defined below) assessed against Buyer at any time during the six-month period following the Closing Date. For purposes hereof, the "Adjustments" shall mean any adjustments, setoffs or fines assessed against Buyer by customers of the Products which relate to sales of Products by Seller prior to the Closing Date. In addition, Buyer shall not assume or be responsible for any rebates, allowances or credits due to any customer under any volume rebate, advertising allowance, promotional credit or similar program sponsored by Seller with respect to Products shipped prior to Closing (collectively, "INCENTIVE PROGRAMS"). In the event that, after Closing, any claim is made against Buyer for any amount due under Incentive Programs, whether by debit against an invoice issued by Buyer (a "CUSTOMER DEBIT") or otherwise, such Customer Debit shall also be an Adjustment for purposes hereof. This additional consideration shall be paid by Buyer within forty-five (45) days of the end of such six-month period.

     4.3. Additional Consideration Based Upon Sales. If during the twelve-month period beginning on May 1, 1999, Buyer's gross sales of the Products manufactured with any of the Tooling and any Pending Tooling acquired by Buyer during such period equal at least $30,000,000 (the "SALES THRESHOLD"), Buyer shall pay to Seller, by wire transfer of good funds to Seller's order, as additional consideration for the Purchased Assets, an amount equal to Six Hundred Fifty Thousand Dollars ($650,000). Such amount shall be due and payable in full on or before the 45th day after the expiration of the twelve-month period. Buyer shall deliver to Seller, on or before the 30th day after expiration of such twelve-month period, a reasonably detailed report of its gross sales of the Products shipped or invoiced to customers during such period.

     4.4. Inventory Adjustment. The Base Price shall be increased or decreased by the increase or decrease in the finished goods inventory of Seller from May 3, 1999 to the Closing Date (the "INVENTORY ADJUSTMENT"). The parties shall determine the Inventory Adjustment by reference to Products produced and shipped during the Interim Period, valued at standard cost.

5. COVENANTS PRIOR TO CLOSING.

     5.1. Conduct of Business. Seller hereby covenants to Buyer that during the Interim Period:

          5.1.1. Epic shall not manufacture nor ship any products without Buyer's consent and shall manufacture and deliver Products to such Customers of Seller as Buyer shall direct. Buyer agrees to sell to Seller sufficient raw materials, at its standard cost, to enable Seller to manufacture such Products. The Purchase Price for such raw materials shall be payable on the Closing Date. In addition, Buyer may, but shall not be obligated to, advance to Seller during the Interim Period amounts necessary to continue the operations of Seller's Business for purposes of manufacturing the Products as provided in this Section. In addition, if Seller incurs payroll or obligations during the Interim Period which are necessary to manufacture Products pursuant to this Section 5.1.1 and which remain unpaid as of the Closing Date, then a portion of the Purchase Price shall be used to pay such payroll and other obligations, if the Closing occurs. To secure its payment obligations to Buyer, Seller will grant to Buyer a purchase money security interest in the raw materials and a security interest in work-in-process, finished goods inventory and accounts receivable generated during the Interim Period. Buyer's obligation to sell raw materials to Seller and to provide advances to Seller during the Interim Period shall be contingent upon:

             (i) receipt of approval by Comerica Bank of this transaction and its Agreement to release its lien on the Purchased Assets at Closing; and
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             (ii) Comerica Bank subordinates its liens to the liens being granted by Seller to Buyer pursuant to this Section with respect to the Interim Period.

          5.1.2. Seller shall keep in full force and effect its corporate existence and all rights relating or pertaining to the Purchased Assets.

          5.1.3. Seller shall maintain the Purchased Assets in good operating condition, ordinary wear and tear excepted, in accordance with past practice and maintain insurance identical to that in effect on the date of this Agreement.

          5.1.4. Seller shall maintain Seller's books, accounts and records relating to Seller's Business in accordance with past custom and practice.

          5.1.5. Seller shall promptly inform Buyer orally or in writing of any material adverse change (excluding changes in general market or competitive conditions) relating to Seller's Business and of any material variances from the representations and warranties contained in Section 6 hereof.

     5.2. Cooperation With Lender. Seller agrees to cooperate with Buyer in obtaining the consent and agreement of Comerica Bank to permit the subordination of Comerica's lien on Seller's assets to Buyer's lien pursuant to Section 5.1.1 of this Agreement.

     5.3. Confidentiality. Buyer and Seller mutually acknowledge that each may have or may hereafter become privy to confidential information of the other, and that unauthorized communication of such confidential information to third parties could damage the other's business. Buyer and Seller therefore mutually agree to take reasonable steps to insure that such confidential information about the other, obtained by Buyer or Seller, respectively, or any of their respective employees, officers, agents, attorneys or other representatives, shall remain confidential and shall not be disclosed or revealed to outside sources. "CONFIDENTIAL INFORMATION" includes information not ordinarily known by non-company personnel, and includes such information as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records and other such information normally understood to be confidential or otherwise designated as such by Seller or Buyer, respectively. Notwithstanding the foregoing: (a) neither Buyer nor Seller shall be required to hold in confidence information that (i) is required by law or court order to be disclosed, (ii) becomes generally available to the public other than as a result of disclosure by such party or (iii) becomes available to such party from a third party who, insofar as is 'known to such party, is not subject to a confidentiality obligation to another party; and (b) following Closing, Buyer shall have the right to use and disclose as it sees fit any confidential information obtained by Buyer that constitutes or pertains exclusively to the Purchased Assets or any of them.

6. REPRESENTATIONS OF SELLER.

     Seller, Minerva and Alpha, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date, which representations and warranties are material, are being relied upon by Buyer and shall survive the Closing, as follows:

     6.1. Seller's Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; has full corporate power and authority to carry on Seller's Business as it is now being conducted and to own, lease and operate its properties and assets and has full corporate power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby. Seller has delivered to Buyer copies of Seller's Articles of Incorporation and Bylaws, as currently in effect.

     6.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement. and of all other agreements, instruments and documents referred to herein or contemplated hereby, by Seller have been duly authorized by all requisite corporate action on the part of Seller and its shareholders, and this Agreement and all other agreements. instruments and documents referred to

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herein or contemplated hereby and executed by Seller constitute valid. binding and enforceable obligations of Seller in accordance with their respective terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

     6.3. No Conflicts. Except as set forth on Schedule 6.3 attached hereto. the execution. delivery and performance of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not: (i) conflict with the Articles of Incorporation or Bylaws of Seller, in each case as amended as of the date hereof, or any corporate resolutions of Seller's Board of Directors or shareholders; (ii) conflict with. or result in a breach or termination of, or constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment or decree, to which Seller is a party or by which Seller or any of the Purchased Assets is bound; (iii) result in the creation or imposition of any mortgage, pledge, lien, charge, security interest or encumbrance of any kind (collectively, "LIENS"), upon the Purchased Assets; or (iv) constitute a violation by Seller of any law, statute, judgment, injunction, decree, order or other authoritative matter of any Authority applicable to Seller, the enforcement of which would have an adverse effect on Seller's ability to consummate the transactions contemplated hereby or thereby.

     6.4. Consents. Except as set forth in Schedule 6.4 attached hereto, no Consents are necessary in connection with the execution and delivery by Seller of this Agreement. or of any other agreements, instruments and documents referred to herein or contemplated hereby, or the consummation by Seller of the transactions contemplated herein or therein.

     6.5. Litigation. Except as set forth in Schedule 6.5 attached hereto, there is no investigation, audit or review by any Authority pending or to Seller's actual knowledge threatened with respect to Seller's Business or the Purchased Assets or that would have an adverse effect on Seller's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements. instruments and documents referred to herein or contemplated hereby. There are no claims. actions, suits or proceedings pending, or to Seller's actual knowledge, threatened in connection with the operation of Seller's Business or the Purchased Assets, at law or in equity, before or by any Authority or any third party or that would have an adverse effect on Seller's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. To Seller's actual knowledge, no event has occurred and no circumstance exists that could give rise to, or serve as a basis for, the commencement of any such claim, action, suit or proceeding. There is no outstanding judgment, order, injunction or decree of any Authority or any third party against or affecting the Products or the Purchased Assets and Seller has not been a party to, or bound by, any such judgment, order, injunction or decree.

     6.6. The Purchased Assets. Seller is the owner of and has good and marketable title to all of the Purchased Assets, free and clear of all Liens.

     6.7. Condition of Tooling and Inventory. The Tooling is in good operating condition. ordinary wear and tear excepted, and none of the Tooling is in need of maintenance or repairs except for ordinary and routine maintenance that is not material in nature or cost. The Inventory is in good condition and merchantable in the ordinary course of business.

     6.8. Patents, Trademarks, Etc.

          6.8.1. Schedule 2.1(iii) sets forth a complete and accurate list and summary description, including any royalties paid to or received by Seller, of all contracts relating to the Intangible Rights to which Seller is a party or by which Seller is bound. To Seller's actual knowledge, there

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     are no outstanding and no threatened disputes or disagreements with respect to any such agreement.

          6.8.2. Seller is the owner of all right, title, and interest in and to each of the Intangible Rights, free and clear of all Liens, and, except as otherwise noted on Schedule 2.l(iii), has the right to use without payment to a third party all of the Intangible Rights.

        6.8.3. (i) Schedule 2.1(iii) sets forth a complete and accurate list and summary description of all the patents and patent applications for each of the Products and the Future Products (collectively the "PATENTS"). Seller is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Liens.

              (ii) To Seller's actual knowledge, all of the Patents are currently in substantial compliance with formal legal requirements (including payment of filing, examination, and maintenance fees), are, to Seller's actual knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes falling due within ninety days after the Closing.

              (iii) To Seller's actual knowledge, no Patent has been and or is now involved in any interference, reissue, reexamination, or opposition proceeding, there is no potentially interfering patent or patent application of any third party.

              (iv) To Seller's actual knowledge, no Patent is infringed, has been challenged or threatened in any way, and none of the Products infringes or is alleged to infringe any patent or other proprietary right of any other Person.

        6.8.4. (i) Schedule 2.1(iii) sets forth a complete and accurate list and summary description of all trademarks and service marks, logos, trademark and service mark registrations (and applications therefor), and trade or business names exclusively used in the sale and distribution of the Products ("MARKS"). Seller is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens.

              (ii) To Seller's best knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes falling due within ninety days after the Closing.

              (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to Seller's actual knowledge, no such action is threatened with respect to any of the Marks.

              (iv) To Seller's actual knowledge, there is no potentially interfering trademark or trademark application of any third party.

              (v) To Seller's actual knowledge, no Mark is infringed or has been challenged or threatened in any way and none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

              (vi) All Products containing a Mark bear the proper federal registration notice where permitted by law.

        6.8.5. (i) Schedule 2.1(iii) sets forth a complete and accurate list and summary description of all copyrights exclusively used in the sale and distribution of the Products ("COPYRIGHTS"). Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens.

              (ii) To Seller's actual knowledge, all the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are

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

        not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

              (iii) To the actual knowledge of Seller, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     6.9. Compliance with Laws. To Seller's actual knowledge, Seller has complied in all material respects with all applicable laws, rules and regulations relating to Seller's Business and the Purchased Assets. To Seller's actual knowledge, no event has occurred or circumstance exists with respect to Seller's Business or the Purchased Assets that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any law, which violation or failure has not been cured. Seller has not received any notice or other communication (whether oral or written) from any Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any law, or any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to Seller's Business or the Purchased Assets.

     6.10. Conduct of Business. Except as set forth on Schedule 6.10 attached hereto, since March 31, 1999, Seller's Business constituting the Product Line has been conducted in the ordinary course and consistent with past practice and there have been no material adverse changes in such business or the Purchased Assets.

     6.11. No Brokers. Seller has no agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby.

     6.12. Contracts. Except for the Open Orders, open purchase orders issued by Seller to its suppliers, the items listed on Schedule 6.12 attached hereto and contracts or agreements that may be terminated by Seller upon sixty (60) day's written notice or less, Seller is not a party to (i) any contract or agreement relating exclusively to the Products or the Purchased Assets, (ii) any lease or license of any Purchased Asset, (iii) any license of intellectual property (excluding any generally available software licenses) used in connection with the manufacture or sale of the Products, or (iv) any contract or agreement (x) that grants or permits any third party to assert a Lien on any Purchased Asset,
(y) that permits any third party to use any Purchased Asset, or (z) that restricts the use or transferability of any Purchased Asset.

     6.13. Products. Seller has previously delivered to Buyer copies of all past and present standard warranties extended by Seller with respect to the Products. Seller shall be responsible for all costs and expenses arising directly from any claims by customers with respect to Products shipped before Closing based on defective Products, violation of product warranties with respect to Products, violation of product packaging or labeling requirements or similar claims.

     6.14. Customers and Suppliers.

          (a) Schedule 2.1(i) sets forth a complete and accurate list of Seller's customers who have placed firm orders within the last six (6) months.

          (b) Schedule 2.1(i) sets forth a complete and accurate list of suppliers of raw materials with whom Seller has placed firm orders within the last six (6) months.

        (c) (i) To Seller's actual knowledge, there exists no actual or threatened termination, cancellation or any material adverse change in the business relationship of Seller with any customer or group of customers;

            (ii) Seller has received no actual notice from any supplier of an item material to the production, sale and distribution of the Products of any material adverse change in the price

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

        (excluding normal price fluctuations), quality and delivery terms and conditions on which such supplier will continue to make delivery of such item;

            (iii) As of the date hereof, except as noted on Schedule
        6.14 attached hereto, there are no unresolved claims against Seller to return Products by reason of alleged overshipments, defective merchandise or otherwise, in excess of $2,000 per customer; and

            (iv) All sales of Products by Seller represent bona fide transactions.

     6.15. Product Liability. To Seller's actual knowledge, Seller has no liability (and to Seller's actual knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Products. Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties (as defined in Section 13.2 hereof) of, from and against any and all Damages which may at any time be asserted or recovered against or incurred or suffered by said Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of or relating to any personal or other injury to individuals or damage to property resulting from the ownership, possession or use of any Products purchased by the ultimate consumer which were sold by Seller prior to the Closing or which were acquired by Buyer pursuant to this Agreement.
Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties (as defined in Section 13.3 hereof) of, from and against any and all Damages which may at any time be asserted or recovered against or incurred or suffered by said Seller Indemnified Parties, or any of them, arising from, in connection with, on account of or relating to any personal or other injury to individuals or damage to property resulting from the ownership, possession or use of any Products purchased by the ultimate consumer which were manufactured by Buyer after the Closing. Any party asserting a claim for indemnity pursuant to this
Section 6.15 shall promptly deliver a reasonably detailed notice of such claim to the other party (but any delay in giving such notice shall not limit the liability of the other party hereunder, except to the extent of any prejudice to the defense or settlement of such claim) and shall promptly refer all consumer claimants to the other party.

7. REPRESENTATIONS OF BUYER.

     Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, which representations and warranties are material, are being relied upon by Seller and shall survive the Closing as provided herein, as follows:

     7.1. Buyer's Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts with full power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby.

     7.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby, by Buyer have been duly authorized by all requisite corporate action on the part of Buyer and its shareholders, and this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby and executed by Buyer constitute valid, binding and enforceable obligations of Buyer in accordance with their terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights' and to general equitable principles.

     7.3. No Conflicts. The execution, delivery and performance of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not: (i) conflict with the Articles of Incorporation or Bylaws of Buyer, in each case as amended to the date hereof, or any corporate resolutions of Buyer's Board of Directors or shareholders; (ii) conflict with, or result in a breach or termination of, constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment decree, to which Buyer is a party or by which Buyer is bound; or (iii) to Buyer's actual knowledge, constitute a violation by Buyer of any law, statute, judgment, injunction, decree, order or other authoritative matter of any Authority applicable to Buyer, the enforcement of which would have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby or thereby.

     7.4. Consents. No Consents are necessary in connection with the execution and delivery by Buyer of this Agreement. and of all other agreements, instruments and documents referred to herein or contemplated hereby, or the consummation by Buyer of the transactions contemplated herein or therein.

     7.5. Litigation. There are no claims, actions, suits and proceedings pending, or to Buyer's actual knowledge threatened (and no notice has been given to Buyer). in connection with or otherwise affecting Buyer, at law or in equity, before or by any Authority or third party, which would have an adverse effect on Buyer's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. There is no outstanding judgment, order, injunction or decree of any Authority or any third party against or affecting Buyer, and Buyer has not been a party to, or bound by, any such judgment, order, injunction or decree, which would have an adverse effect on Buyer's ability to consummate the transactions and perform the obligations contemplated under this Agreement.

     7.6. No Brokers. Buyer has dealt with no broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby.

8. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.

     The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this Section 8. Buyer may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Buyer of any of its other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Buyer unless such waiver is contained in a writing specifically referring to this provision and signed by Buyer.

     8.1. Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at the Closing with the same force and effect as if made at the Closing.

     8.2. Compliance. Seller shall have performed, complied with and fulfilled all of its covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled at or prior to the Closing.

     8.3. Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental action, suit, claim, investigation or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from Buyer by reason of the transactions contemplated by this Agreement shall be pending or threatened.

     8.4. Consents. All Consents necessary for the consummation of the transactions provided for herein shall have been obtained.

     8.5. Notice. Prior to the Closing, Seller shall comply with the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") with respect to the Worcester facility, and Seller shall comply with all of the other provisions of WARN.

     8.6. Closing Deliveries. Buyer shall have received from Seller all of the instruments, documents and considerations described in Section 11.1, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Buyer and its counsel.

9. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE.

     The obligations of Seller to sell the Purchased Assets and to consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this Section 9. Seller may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Seller of any of its other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Seller unless such waiver is contained in a writing specifically referring to this provision and signed by Seller.

     9.1. Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at the Closing with the same force and effect as if made at the Closing.

     9.2. Compliance. Buyer shall have performed, complied with and fulfilled in all respects all the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by it at or prior to the Closing.

     9.3. Consents. All Consents necessary to be obtained by Buyer for the consummation of the transactions provided for herein shall have been obtained.

     9.4. Closing Deliveries. Seller shall have received from Buyer all of the instruments, documents and considerations described in Section 11.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Seller and its counsel.

10. TERMINATION.

     In addition to the termination rights set forth elsewhere in this Agreement or otherwise available, this Agreement shall be subject to termination as set forth below. In the event of any such termination, the parties shall have no further obligations to each other, except as otherwise provided herein.

     10.1. Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement in writing of all of the parties at any time prior to the Closing.

     10.2. Termination by Buyer. This Agreement and any obligations of Buyer hereunder (other than its obligations under Section 5.2, Section 13.2 and Section 14.1 hereof) may be terminated by Buyer upon written notice to Seller, if any condition to Buyer's performance contained herein has not been satisfied by the Closing Date due to no fault of Buyer. If this Agreement is terminated by Buyer due to a breach by Seller, Buyer may pursue whatever rights or remedies it may have against Seller arising out of any such breach of this Agreement.

     10.3. Termination by Seller. This Agreement and any obligations of Seller hereunder (other than its obligations under Section 5.2, Section 13.1 and Section 14.1 hereof) may be terminated by Seller upon written notice to Buyer at any time prior to or at the Closing, if any condition to Seller's performance has not been satisfied by the Closing Date due to no fault of Seller. If this Agreement is terminated by Seller due to a breach by Buyer, then Seller may pursue whatever rights or remedies it may have against Buyer arising out of any such breach of this Agreement.

11. CLOSING.

     The Closing shall take place on May 10, 1999 or on such other date as the parties may agree (the "Closing Date") at the offices of Ed Dobroski at 10:00 a.m. or such other place or time as the parties may agree.

     11.1. Delivery of Documents by Seller. Seller shall deliver the following agreements, documents and instruments to Buyer on the Closing Date, in form and substance as required by the terms of this Agreement and otherwise in form and substance reasonably acceptable to Buyer's counsel:

          11.1.1. Possession of the Purchased Assets (except to the extent that the Manufacturing Agreement contemplates retention thereof by Seller), free and clear of all Liens, together with documents and instruments of transfer for the Purchased Assets, including bills of sale for all tangible Purchased Assets, and assignments (in recordable or registerable form, if applicable) of intangible Purchased Assets;

          11.1.2. A certificate. duly executed by an executive officer of Seller, (i) certifying and reaffirming, as of such date, the truth, completeness and accuracy of Seller's representations and warranties set forth herein, and (ii) certifying Seller's compliance as of such date with all terms and conditions hereof;

          11.1.3. A certified copy of (i) Seller's Articles of Incorporation from the Texas Secretary of State, (ii) Seller's Bylaws from Seller's secretary, and (iii) resolutions of Seller's Board of Directors, and Minerva authorizing the execution, delivery, performance and consummation of the transactions described herein; resolution of Alpha authorizing Minerva to approve the sale; and a Certificate of Incumbency identifying the then current officers of Seller and their respective positions executed by the Seller's secretary; and current Certificates of Good Standing of Seller, Alpha and Minerva issued by the Texas Secretary of State;

          11.1.4. Letters to Seller's customers, duly signed by Seller, apprising such customers of the sale of Seller's Business to Buyer;

          11.1.5. Original counterparts of the Manufacturing Agreement, duly executed by Seller;

          11.1.6. An opinion of Seller's counsel regarding Seller's good standing, power and authority to enter into this Agreement and the transactions provided for herein, and the absence of conflicts with Seller's Articles of Incorporation, By-laws and resolutions, in the form provided as Exhibit A attached hereto;

          11.1.7. Non-Compete Agreement from Jay Rigby, and all then officer-shareholders of Alpha in the form provided as Exhibit B attached hereto;

          11.1.8. Such other documents, instruments, deliveries and possession as are required by this Agreement, or are otherwise necessary to effectuate fully the transactions provided for herein.

     11.2. Delivery of Documents and Payment by Buyer. Buyer shall execute and deliver or cause to be delivered the following agreements, documents, instruments and payments to Seller on the Closing Date, in form and substance as required by the terms of this Agreement or otherwise in form and substance reasonably acceptable to Seller's counsel:

          11.2.1. The Base Price, by wire transfer of good funds to Seller's order;

          11.2.2. A certificate, duly executed by an officer of Buyer, certifying and reaffirming as of the Closing Date, (i) the truth, completeness and accuracy of Buyer's representations and warranties contained herein, and (ii) certifying Buyer's compliance as of the Closing Date with all terms and conditions hereof;

          11.2.3. Original counterparts of the Manufacturing Agreement, duly executed by Buyer;

          11.2.4. Such other documents, instruments and deliveries as are required by this Agreement, or are otherwise necessary to effectuate fully the transactions provided for herein.

12. POST-CLOSING COVENANTS.

          12.1. Further Assurances. At any time, and from time to time, without additional consideration, the parties agree to take such actions, cause such proceedings to occur and prepare, execute and deliver all such further documents, instruments and agreements which may be reasonably requested by Buyer or its counsel or by Seller or its counsel in order to more effectively transfer title to the Purchased Assets to Buyer, or to evidence Buyer's assumption of obligations, or to effectuate and carry out any provision of this Agreement and the transactions provided for herein.

          12.2. Non-Compete.

          12.2.1. As a significant inducement to Buyer to enter into and to perform its obligations under this Agreement, Seller, Minerva and Alpha agree that, for a period of five (5) years (which period shall be extended during any period of noncompliance) after the Closing Date (the "NON-COMPETITION PERIOD"), they shall not, directly or indirectly, for their own benefit or for the benefit of any other Person, engage in, own, manage, control or participate or maintain any interest in any business or entity engaged in any way in the business of the manufacture or distribution in North America of consumer plastic products. Seller shall be entitled to sell any of the Pending Tooling rejected by Buyer.

          12.2.2. Seller, Mineva and Alpha shall not, prior to or during the Non-Competition Period: (i) directly or indirectly (x) induce or assist any Person in any way to induce, any current or future employee of Buyer to leave its employ or (y) hire or assist any Person in any way to hire any current or future employee of Buyer; or (ii) interfere with or attempt to interfere with the relationship of Buyer with any current or future customer or supplier of Buyer.

          12.2.3. If, at the time of enforcement of this Section 12.2, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable, the parties agree that the maximum reasonable duration, scope or area shall be substituted by such court for the stated duration, scope or area. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent possible under applicable law.

          12.2.4. Seller, Minerva and Alpha each recognize and affirm that in the event of breach by such party of any of the provisions of this Section 12.2, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, each such party agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each of the breaching party's obligations under this Section 12.2 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief or order to enforce or prevent any violations (whether anticipatory, continuing or future) of any of the provisions of this Section 12.2. without the necessity of posting bond.

     12.3. Transition of Operations. Following the Closing Date (i) Seller shall manufacture the Products for Buyer pursuant to the terms of the Manufacturing Services Agreement attached hereto as Exhibit C (the "MANUFACTURING AGREEMENT").

     12.4. Warehouse Leases. After the Closing, Buyer may wish to assume Seller's leases with respect to warehouses in Seattle and Texas. Seller agrees to cooperate and assist Buyer in negotiating with the landlords of the warehouses.

13. INDEMNIFICATION.

     13.1. Survival; Right to Indemnification not Affected by Investigation. All representations, warranties, covenants and obligations in this Agreement, the schedules hereto and any certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined in Section 13.2) or other remedy based on such representations, warranties, covenants. and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation, except to the extent that the party asserting any claim for indemnification, Damages or any other remedy had actual knowledge on or before the Closing Date of any breach of such representa-tion. warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations, except to the extent that the party asserting any claim for indemnification, Damages or any other remedy had actual knowledge on or before the Closing Date of any breach of such representation, warranty, covenant or obligation.

     13.2. Seller's Indemnification. Seller, Minerva and Alpha shall jointly and severally indemnify, defend and hold harmless Buyer, and each of its shareholders, affiliates, officers, directors, managers. agents, attorneys. accountants and employees, and each of their respective successors and assigns (all collectively, the "BUYER INDEMNIFIED PARTIES"), of, from and against, any and all loss, claims, damages, suits, actions, causes of action, liabilities, penalties, judgments, decrees, costs and expenses, including reasonable attorneys' fees and costs (collectively, "DAMAGES"), which may at any time be asserted or recovered against or incurred or suffered by said Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to (i) the untruth, incompleteness or misleading character of any representation or warranty of Seller set forth herein (or in any document or certificate delivered by Seller pursuant to this Agreement) in any material respect, and (ii) Seller's breach or default of any covenant, agreement, term or condition contained herein.

     13.3. Buyer's Indemnification. Buyer agrees to indemnify, defend and hold harmless Seller and each of its officers, directors, shareholders, agents, attorneys, accountants and employees, and each of their respective successors and assigns (all collectively, the "SELLER INDEMNIFIED PARTIES"), of, from and against, any and all Damages which may at any time be asserted or recovered against or incurred by said Seller Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to (i) the untruth, incompleteness or misleading character of any representation or warranty of Buyer set forth herein (or in any document or certificate delivered by Buyer pursuant to this Agreement) in any material respect, and (ii) Buyer's breach or default under any covenant, agreement, term or condition contained herein.

     13.4. Procedure for Indemnification--Third Party Claims.

          13.4.1. Subject to Section 13 hereof, promptly after receipt by an indemnified party under Section 13.2 or 13.3, of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, promptly give notice to the indemnifying party of the commencement of such claim, but the failure promptly to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense or settlement of such action is prejudiced by the indemnifying party's failure to give such notice.

          13.4.2. If any proceeding referred to in Section 13.4.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be materially prejudicial to the indemnified party or would be a prohibited conflict of interest, or (ii) the indemnifying party fails to provide such reasonable assurance as may be requested in writing by the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
     Section 13 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (i) unless otherwise specified in writing by the indemnifying party, it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any of the indemnified parties and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemmfying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party if the claims made in such proceeding are within the scope of and subject to indemnification.

          13.4.3. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, at its own expense by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected.

     13.5. Limitations. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty, or (ii) any covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 6.2, or 6.6 unless, within two years after the Closing Date (the "SURVIVAL PERIOD"), Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail under the circumstances. A claim with respect to Section 6.2, or 6.6, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date, may be made without regard to the Survival Period (subject to the applicable statute of limitation relating to breaches of written contracts), and a claim for indemnification with respect to any bona fide third party suit subject to indemnification hereunder may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty, or (ii) any covenant or obligation to be performed and complied with prior to the Closing Date, unless, within the Survival Period, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail under the circumstances. Nothing contained in this Section 13.5 is intended to, nor shall it, modify or impair any limitation on liability contained in this Section 13.

14. GENERAL PROVISIONS.

     14.1. Expenses. Buyer and Seller will each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, consultants or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

     14.2. Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     14.3. Entire Agreement; Severability. This Agreement (together with the Manufacturing Agreement and the Non-Compete Agreements) constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants respecting such subject matter not expressly set forth or described herein. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement. The representations, warranties and indemnities of the parties contained herein, subject to the limitations applicable thereto pursuant to the terms hereof, are applicable to and are being relied upon by the parties in connection with the Manufacturing Agreement.

     14.4. Notices. All notices, requests, demands, and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery in person if the party to whom notice is given issues a receipt therefor; (ii) three days after deposit in certified or registered United States mail, postage prepaid; (iii) the next business day after delivery to an overnight courier, shipping prepaid; or (d) upon transmittal by facsimile if confirmed telephonically, as follows:

If to Seller:                                  With a copy to:
Austin Products, Inc.                          Ed Dobroski
AUSTIN PRODUCTS, INC. d/b/a EPIC               3211 Beverly Drive
60 Webster Place                               Dallas, TX 75205
Worcester, MA 01603

If to Buyer:                                   With a copy to:
Home Products International, Inc.              Much Shelist Freed Denenberg Ament
4501 West 47th Street                          & Rubenstein, P.C.
Chicago, Illinois 60632                        200 North LaSalle Street
Fax No.: (773) 890-0523                        Suite 2100
Attention: Mr. James R. Tennant                Chicago, Illinois 60601
                                               Fax No.: (312) 621-1750
                                               Attention: Jeffrey C. Rubenstein, Esq.

     14.5. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any breach or waiver of any of the provisions of this Agreement shall constitute or shall be deemed to constitute a waiver of any other breach or violation of any provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.7. Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein and made a part hereof in the same manner as if such exhibits and schedules were set forth at length in the text hereof.

     14.8. Successors. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and permitted assigns; provided, however, no party may assign or transfer any of its rights or obligations hereunder except with the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations hereunder to any of its wholly-owned subsidiaries, but no such assignment shall relieve Seller of any liability or obligation hereunder. There are no third party beneficiaries of this Agreement except for the indemnified parties referred to in Section 13 hereof.

     14.9. Nature of Representations and Warranties. No party shall be deemed to have made any representations or warranties with respect to the transactions contemplated by this Agreement, unless the representation or warranty is set forth herein, or in any other agreement or instrument executed and delivered pursuant to this Agreement.

     14.10. Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

     14.11. Remedies Cumulative. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

     14.12. Construction. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires. The singular shall include the plural, and the plural the singular, as the context may require. The term "ACTUAL KNOWLEDGE" means: (i) as to Seller, the actual conscious awareness of Jay Rigby, John Wilson and (insert plant managers, general manager, financial officers), and (ii) as to Buyer, the actual conscious awareness of James R. Tennant, and James Winslow; and excludes in each case any constructive or imputed knowledge. The words "HEREOF", "HEREIN", "HERETO", "HEREBY", "HEREUNDER" and other words of similar import refer to this Agreement as a whole, including, without limitation, all schedules and exhibits. The word "INCLUDING" shall mean "INCLUDING, WITHOUT LIMITATION". Each party hereto participated in the drafting of this Agreement, and no provision of this Agreement shall be construed against any party hereto on the grounds that such party was the draftsman thereof.

     14.13. Applicable Law. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

     14.14. Confidentiality of Agreement. Neither of the parties hereto shall disclose any of the business terms of this transaction without the written consent of the other party, except, on a need to know basis, to its professional advisors and except insofar as such disclosure may be required by applicable law.

                                        SELLER:

                                        AUSTIN PRODUCTS, INC. d/b/a EPIC,
                                        a Texas corporation

                                        By:
                                        ----------------------------------------
                                           Jay Rigby, President and CEO

                                        MINERVA PLASTICS, INC.

                                        By:
                                        ----------------------------------------

                                        ALPHA HOLDINGS, INC.

                                        By:
                                        ----------------------------------------

                                        BUYER:

                                        TAMOR CORPORATION

                                        By:
                                        ----------------------------------------

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